                                                                   EXHIBIT 10.98

                                 DESIGN/BUILD
                             CONSTRUCTION CONTRACT

AGREEMENT, made this 14th day of August, 1997, by and between McLeodUSA Incorporated ("Owner"), located at McLeodUSA Technology Park, 6400 C Street SW, Cedar Rapids, Iowa 52406-3177 and Taylor Ball, Inc., and its subsidiary, Taylor Ball L.C., Cedar Rapids with offices located at 250 33rd Street Drive SE, Cedar Rapids, IA 52403 ("Contractor").

     1.  Scope of Work.  Owner is developing an office park on its property
         -------------
located at 6400 C Street SW, Cedar Rapids, Iowa ("Project"). The existing office building on the Project Site is generally referred to as "Building 1." The office building being constructed pursuant to this Contract is generally referred to as "Building 2." Contractor shall furnish all of the labor, materials, skill, supervision, equipment, tools, machinery, transportation, and other facilities, services and administration necessary for the proper execution and completion of the design and construction of a two-story, approximately 320,000 square foot office building located at 6400 C Street, SW, Cedar Rapids, Iowa ("Project Site") and related improvements in accordance with the plans, outline specifications and any other materials described on Exhibit A, in accordance with the Contract Documents, as authorized by appropriate Change Orders, and the final plans and specifications prepared therefrom (hereinafter referred to as the "Work"). The term "Work" in this Contract shall also include the total architectural and engineering design of Building 2, and the preparation of construction drawings and specifications. The design portion of Work was authorized to commence on July 25, 1997 (Taylor Ball Project Schedule Data Date) ("Start Date").

Exhibit "A" shall reflect the scope of work to design and construct the shell, structure, HVAC and all items to one hundred percent (100%) completion of the first floor of Building 2, except approximately 31,840 square feet in the center of the first floor reserved for the switch/data center (as reflected on the design drawings) and the entire second floor (collectively referred to as "Reserved Space"). The Reserved Space shall be finished to the extent of life/safety items as determined by construction industry standards and the applicable state, federal and local building codes, ordinances, and regulations.

The completed Building 2 baseline, except the Reserved Space, shall be determined to be: (a) of equivalent or better design features, quality, labor and materials (including quantity of materials) provided by the general contractor of Building 1 and its subcontractors ("Baseline"), as evidenced by the physical structure, final statement of work, specifications, and as-built drawings, all relating to Building 1; (b) Any exceptions to the Baseline including but not limited to those items to be performed by Owner or its subcontractor, shall be specifically enumerated in Exhibit "A" to this Contract; and (c) plus any exceptions or scope changes documented in a duly executed Change Order to this Contract (collectively referred to as "Final Baseline"). If there is a conflict among any of the aforementioned components comprising the Final Baseline, the physical Building 1 structure shall be controlling.

The Work shall be undertaken with a standard of care, skill and workmanship throughout, consistent with applicable industry standards in the area in which the Project is located. Final plans and specifications will comply with all applicable building codes, ordinances and regulations in effect and enforced as applicable. Owner has furnished to Contractor any necessary program or design information regarding Owner's needs or requirements for the Work for any work to be performed by separate contractors working directly for the Owner. Contractor shall be entitled to rely on the accuracy and completeness of such information in the design and construction of the Work.

Owner's decision in matters relating to aesthetic affect will be final if consistent with the intent of the Construction Documents and Contract Documents. The Construction Documents pertinent to Contractor's work have been carefully examined by the Contractor.

      2.      Schedule.  Upon award of the Contract, Contractor shall prepare
              --------
and submit for Owner's approval a firm schedule ("Work Schedule") as it relates to the Project schedule ("Master Project Schedule"). The Work Schedule shall indicate the critical dates to complete the Work including but not limited to order dates, lead times, delivery dates and completion of various stages of the Work. The Contractor shall be responsible for maintaining progress in accordance with the Work Schedule.

Contractor shall achieve Substantial Completion of the Project no later than July 1, 1998 ("Completion Date"). All claims for an extension of time shall be made in writing to Owner within 15 days after the occurrence of the cause of delay or shall be deemed waived, but in the case of a continuing cause of delay, only one claim shall be necessary. Extensions of time include but are not limited to extensions for each Work Day or Half Day which Contractor is not responsible for the delay as described in paragraph 7 of this Agreement. Substantial Completion shall be deemed to have been achieved when construction is sufficiently complete so that Owner can utilize the Work for the purpose for which it is intended and a certificate of occupancy (temporary or permanent) has been issued for the Work. Time is of the essence in completion of this Project. Owner and Contractor shall execute a Certificate of Substantial Completion certifying the Date of Substantial Completion. As of the Date of Substantial Completion, Owner shall assume full responsibility for all maintenance, utilities, insurance, security and all other operational aspects of the Project.

      3.      Related Work.  The Contractor acknowledges that Owner may award
              ------------
separate contracts for work related to the Project, and that Owner will coordinate such separate work with the work of the Contractor, who shall cooperate with such contractors.

      4.      Contract Price.  The Owner agrees to pay the Contractor for the
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full, faithful and prompt performance of this Agreement subject to all the terms and conditions hereof, a sum of Twelve Million, One Hundred Forty-Three Thousand, Seven Hundred and One Dollars ($12,143,701) ("Guaranteed Maximum Price or "GMP"), comprised of the proposed Cost of Work.), subject to additions and deductions by Change Order as provided in the Contract Documents, plus the Contractor's Fixed Fee.

The Cost of Work is defined in subparagraph 7.1 of Exhibit "D". Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner, and 100% of savings accrue to the Owner. The pricing detail is reflected in Exhibit "A" to this Contract, which includes allowances only for those items specified therein.

The Contractor's Fixed Fee is Three Hundred Twenty-Six Thousand, Three Hundred Sixty-One Dollars ($326,361), determined as two point seventy-five percent (2.75%) of the proposed Cost of Work, and is fixed as a lump sum amount ("Fixed Fee"). No additional fee will be charged on changes to the GMP until the aggregate total of Change Orders equals five percent (5%) of the GMP. Cost of Work above this "buffer" will be subject to a fee of two point seventy-five percent (2.75%) ("Additional Fee"). The GMP is predicated upon the Final Baseline (as defined in paragraph 1 of this Contract), with no contingencies.

     5.   Subcontractors.  Subcontractor pricing will be negotiated and a
          --------------
mutually agreeable subcontract pricing process will be attached to and incorporated into the Statement of Work. Contractor shall supply a list of all subcontractors and vendors, and such list shall be timely updated.

     6.   Payment Terms.  The Owner agrees to make payment to the Contractor in
          -------------
accordance with the following terms:

Progress Payments:  Contractor shall submit to Owner, on or about the first day
-----------------
of each month, an Application for Payment based on the value of the work completed (including materials suitably stored on the site) and the Schedule of Values set forth in Exhibit A. The Schedule of Values shall be the basis for the allocation of the GMP to the activities shown on the Construction Schedule. If no Schedule of Values is attached hereto, Contractor shall submit one to Owner prior to Contractor's first Application for Payment. Upon receipt of each Application for Payment, Owner shall have the right to inspect the Project to confirm that Contractor's Application reflects the value of work actually completed. If Owner discovers that the work actually completed differs from that represented on the Application for Payment, or the work is defective or does not comply with the requirements of the Contract, Owner may withhold such sums as it reasonably deems necessary in light of the work actually completed until the work is completed or the defect is remedied.

Within 15 days after receipt of each Application for Payment, Owner shall pay to Contractor the entire amount thereof, subject to possible withholding as provided above, except that until such time as Contractor certifies that the Work is fifty percent (50%) complete, a retainage of ten percent (10%) of the amount set forth in each Application for Payment shall be withheld. Subsequent to Contractor's certification that the Work is fifty percent (50%) complete, no additional retainage shall be withheld from such payments. No payment to Contractor shall constitute an acceptance of any work not in accordance with the requirements of this Contract.

Upon receipt of each payment from Owner, Contractor shall deliver to Owner its lien waiver in the amount of such payment. If requested by Owner, prior to receipt of the second and each

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

succeeding payment, Contractor shall deliver to Owner lien waivers from its subcontractors and suppliers covered by the previous payment received from Owner. Contractor's lien shall be supported by lien waivers for amounts exceeding $5,000 from subcontractors, vendors and sub-subcontractors. Contractor guarantees that title to all work, materials, and equipment covered by an Application for Payment, whether incorporated into the Project or not, will pass to Owner free and clear of all liens, claims, security interests and encumbrances upon the receipt of such payment by Contractor.

Punch List Work. Upon Substantial Completion of the Work by Contractor,
---------------
Contractor and Owner shall jointly inspect the Work, including but not limited to all Owner or subcontractor installed equipment which constitutes part of the Project. If there remain "punch list" items to be completed, Contractor and Owner shall list items and Contractor shall complete such items within 30 days thereof, unless Contractor is unable to complete such items due to weather conditions, unavailability of materials or other causes beyond the Contractor's or its subcontractor's reasonable control, in which case such items shall be completed as soon as reasonably possible.

Owner may withhold a sum equal to 150% of the estimated cost of completing any punch list items (unfinished work). Thereafter, Owner shall pay to Contractor, on a monthly basis, the amount withheld for unfinished items as each item is completed. However, if such items are not completed within 120 days of Substantial Completion, Owner may waive completion of such items in writing and retain a sum equal to 150% of the estimated cost of completing such unfinished work, unless Contractor is unable to complete such items due to weather conditions, unavailability of materials, or other causes beyond the Contractor's or its subcontractor's reasonable control, in which case such items shall be completed as soon as possible.

Final payment. The unpaid balance of the GMP, including all sums retained
-------------
pursuant to this Contract, shall be due and payable within 15 days after resolution of all outstanding issues. Final payment shall be made simultaneously with the furnishing of a lien waiver from the Contractor and lien waivers from Contractor's subcontractors and suppliers for all sums paid to Contractor.

     7.   Performance Incentive/Liquidated Damages. Owner will incur expenses
          ----------------------------------------
for housing employees in leased office facilities until the Completion Date. If Contractor achieves Substantial Completion prior to July 1, 1998, Owner shall pay Contractor the amount of Five Thousand Dollars ($5,000) for each Work Day, and Two Thousand, Five Hundred Dollars ($2,500) for each Half Day (two Half Days equal a Work Day), which Substantial Completion precedes July 1, 1998 ("Performance Incentive"), subject to a maximum Performance Incentive payment totaling One Hundred, Fifty Thousand Dollars ($150,000). The stated calendar date of July 1, 1998, shall not be modified concurrent with any change of the Completion Date; however, the stated calendar date by which the Performance Incentive is measured shall be equitably adjusted and reflected in any Change Order to this Agreement.

If the Contractor fails to complete the Work by the Completion Date, including failure of any Work to be in compliance with the Contract Documents, Owner may deduct Seven Thousand, Five Hundred Dollars ($7,500) from any amounts due to Contractor from Owner, whether under

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

this Agreement or any other agreement, for each Work Day, and Owner may deduct Three Thousand, Seventy-Five Dollars ($3,750) for each Half Day, beyond the Completion Date until the Substantial Completion has been achieved.

The Completion Date shall be extended day for day for each Work Day or Half Day, during the performance of this Agreement, Contractor is precluded from working because of delays beyond Contractor's reasonable control, including but not limited to delay of preceding work, work contracted by McLeodUSA which precludes issuance of a Certificate of Occupancy or Contractor's attainment of Substantial Completion, weather, Acts of God, fire, explosion, action by civil, governmental or military authority, riots, and wars. However, no exceptions shall be made for delayed or slow delivery of materials ordered by Contractor. Contractor shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance or delay and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. For the purposes of this subparagraph, the term "Contractor" shall also include the subcontractors hired by Contractor.

For the purpose of day for day extensions of the Completion Date and determining any Performance Incentive or Liquidated Damages, a "Work Day" means any calendar day, excluding Saturdays, Sundays, holidays or days when weather or other conditions beyond the reasonable control of the Contractor which preclude performance of the Work, and Contractor is unable to work for more than six (6) hours during any day which would otherwise be a Work Day. However, if Contractor is able to work at least four (4) hours, but less than six (6) hours, such day shall be deemed a Half Day. For the purposes of this subparagraph, the term "Contractor" shall also include the subcontractors hired by Contractor.

Contractor shall notify the Project Manager in writing of each such delay in writing as specified in paragraph 2 of this Agreement, and the Project Manager shall indicate the applicable extension of the Completion Date on the Master Project Schedule. All such extensions shall be incorporated into the Contract by Change Order upon the request of the Contractor. Such Change Orders shall aggregate extensions granted up to and through the date of the Change Order, and Contractor shall not request such Change Orders more frequently than twice per month.

Although the GMP and the Completion Date are predicated upon eight (8) hour work days, five (5) days a week, Owner may authorize, by a duly executed Change Order, including but not limited to shift-work and overtime premiums to expedite the Completion Date ("Expedited Completion Date"). However, unless an Expedited Completion Date is authorized, Contractor shall remain responsible for timely completion of the Work, and shall implement shift work and pay all shift work and overtime premiums if required to achieve the Completion Date. Work shall be permitted on a 24 hour day basis and on Saturdays, Sundays and holidays. Contractor is expected to marshall the necessary forces to achieve the Completion Date, including but not limited to, extra crews, contractors, extra work hours, or other acceptable methods to insure completion of the Work by the Completion Date and in compliance with the terms of this Agreement.

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

Whenever the Project Manager anticipates that Contractor may be subject to Liquidated Damages, the Manager shall furnish the Contractor written notice of such possibility at lease two (2) days prior to the accrual of Liquidated Damages. Subsequently, Project Manager shall provide Contractor a weekly statement indicating the number of Working Days subject to Liquidated Damages. Should Contractor believe the statement to be inaccurate, the Contractor should submit to the Project Manager, in writing, an objection and reasons within ten (10) calendar days after receipt of the statement. If the Contractor fails to submit its objection within that time, the original statement may be considered as accurate and final.

If the amount of Liquidated Damages exceeds any amount due from Owner to Contractor, Owner may proceed against the Contractor's performance bond, or any other legal remedy available to Owner.

        8.  Supervision and Construction.  Contractor shall supervise and direct
            ----------------------------
the Work and shall be solely responsible for all construction means, methods, techniques, sequences and procedures for the Work, and for coordinating and assuring the safety of personnel, property and operations of all portions of the Work to be performed by Contractor and its subcontractors under this Contract.

        9.  Orderly Progress of Work.  Contractor agrees to proceed with the
            ------------------------
Work in an orderly and reasonable sequence.

        10. Waiver of Liens.  Contractor agrees to pay for all materials,
            ---------------
skills, labor and equipment used in or in connection with the performance of this Agreement, when and as bills or claims therefore become due, and to save, protect and hold harmless the Project, and the Owner from all claims and mechanics' liens on account award of this Agreement and/or performance by Contractor of this Agreement. If any such liens are filed, Contractor shall, within 14 days after such filing, either satisfy such lien or post a bond in an amount equal to 150% of the amount of such lien. This provision shall not be construed as a waiver of the right of the Contractor to file and enforce a lien claim against the Owner in the event of the Owner's failure to pay the Contractor.

        11. Schedule Delays.  No extension of time of performance of this
            ---------------
Agreement shall be recognized by the Owner without the written consent of the Owner.

        12.  Work Standards.  Contractor agrees to be bound by the terms of the
             --------------
exhibits attached to this Contract which are incorporated by this reference and to furnish such shop drawings or samples as may be required. Contractor agrees to accept responsibility for all damage caused by the Contractor, to clean all surfaces soiled by the Contractor, and to protect the work performed by the Contractor, it being understood that the standards of protection shall not be less than those specified in the attached Exhibit "B" - General Provisions or required by law, and to be responsible for any defective or improper work or material caused by its failure so to do. Contractor shall pay for appropriate packaging, insurance shipping and transportation if required for the proper execution of the Work.

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

     13.  Change Orders. The Owner or its authorized representative shall have
          -------------
the right to order in writing the addition, deletion, alteration or modification of any parts of the Work or materials; that fair adjustments shall be made in the GMP and Work Schedule for changed Work. However, adjustments in the Fixed Fee shall only be made pursuant to the provisions of paragraph 4 of this Contract. The adjustment to the GMP shall be determined by the process set forth in Exhibit "A." No extra work shall be allowed or changes made by the Contractor, or paid by the Owner UNLESS AND UNTIL AUTHORIZED BY THE OWNER OR ITS AUTHORIZED REPRESENTATIVE IN WRITING BEFORE THE WORK AND/OR CHANGES ARE BEGUN. Contractor agrees to give notice to the Owner of all claims for extras, for extensions of time and for damage for delays or otherwise, promptly and in accordance with the General Provisions.

Owner and Contractor shall each appoint a representative with full authority to act on behalf of each party. Owner's representative shall be Clark McLeod or Blake O. Fisher, Jr. Contractor's representative shall be Steve Lang or person(s) in such capacity if the named individual is unavailable for a time frame which could impact the Work Schedule. The Owner's designee, Ann Kealy, may authorize minor variations in the project that do not involve an adjustment in the Contract Sum of more than an amount of Ten Thousand Dollars ($10,000) or a change in the contract schedule of more than three (3) days, and which are consistent with the overall intent of the Contract Documents. All changes to the Contract shall be only by Change Orders executed in accordance with this paragraph 13. Communication between the parties shall, whenever possible, be accomplished by the above representatives.

     14.  Performance Bond/Labor and Material Payment Bond. The Contractor
          ------------------------------------------------
shall, upon execution of this Agreement, obtain and furnish to the Owner, and maintain in effect during the term of this agreement, a surety bond in form and with sureties acceptable to the Owner in an amount equal to the Contract Price conditioned upon and covering the faithful performance of and compliance with all the terms, provisions and conditions of this Contract. The bond shall also cover Contractor's obligation to promptly pay all persons supplying labor or material in the performance of the Work and maintenance of the Work for one year commencing on the Date of Substantial Completion. Contractor's failure to furnish such bond shall be cause for the Owner to terminate this agreement.

The surety bond premium to be in addition to the Contract Price and therefore to be paid by Owner in addition to the Contract Price.

     Bond Requested     X      Bond not requested                (Check one).
                    ---------                     --------------

     Bond Amount: $ 12,143,701.00
                   --------------

     15.  Taxes, Permits, Fees and Bonds. Contractor shall pay all sales,
          ------------------------------
consumer, gross receipts, use and other similar taxes required by law and imposed upon the labor and materials provided by Contractor or any of its subcontractors as of the date of this Contract. Contractor shall be entitled to an increase in the Contract Price to the extent that an increase in the aggregate of such taxes payable by Contractor hereunder results from any change in the laws creating such

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

taxes enacted after the date of this Contract. Contractor shall secure and pay for the building permit and all other governmental permits (except zoning and land use permits and fees), licenses and inspections necessary for the proper execution and completion of the Work, which are legally required as of the date of this Contract. Contractor shall not be required to pay any special assessment charges for public improvements and other municipal charges for the payment of capital improvements. Owner shall be responsible for any required platting or subdivision and shall pay all fees in connection therewith; and Owner will also be responsible for all permits, licenses and fees relating to the operation or use (as opposed to the construction) of the Work, including (but not limited to) storm water discharge permits for the operation of the facility, air emission permits and indirect source permits. Owner shall provide any bonds, guarantees or other relating to on-site or off-site improvements. Contractor shall assist in obtaining the approvals required by regulatory agencies and advise Owner of potential problems.

        16.     Compliance with Laws.  Contractor agrees to comply with all
                --------------------
Federal and State laws, codes, and regulations and all municipal ordinances and regulations effective where the work under this Agreement is to be performed, and to pay all costs, expenses, licenses, fees and taxes, including sales connected with such compliance and use taxes, and also pay all taxes imposed by any State or Federal law for any employment insurance, pensions, old age retirement funds or any similar purpose and to furnish all necessary reports and information to the appropriate federal, state and municipal agencies, with respect to all of the foregoing, and to hold each other contractor and the Owner harmless from any and all losses or damage occasioned by the failure of the Contractor to comply with the terms of this paragraph.

        17. Royalties/Patent Indemnification. Contractor agrees to pay all
            --------------------------------
royalties and license fees; to defend all suits or claims for infringement of any patent rights or intellectual property rights involved in the work of the Contractor under this Agreement; and to save the Owner and other contractors harmless from loss, cost or expense on account of such use or infringement by the Contractor.

        18.     Dispute Resolution.  Any dispute arising between the Owner and
                ------------------
the Contractor under this Agreement, including the breach thereof, shall be settled in accordance with the dispute resolution provisions of the General Provisions.

        19.     Right to Exercise Set-off.  If notification of any claims have
                -------------------------
been made against the Contractor or the Owner arising out of labor or materials furnished in connection with the Work or otherwise on account of any actions or failures to act by the Contractor in the performance of this Contract, the Owner may, at its discretion and upon written notification to Contractor, withhold from such amounts otherwise due or to become due under this Contract, a sum adequate to cover said claims and any costs or expenses arising or to arise in connection therewith pending legal settlement thereof. This right of the Owner shall be in addition to and not exclusive of any other rights of the Owner provided pursuant to this Contract or available at law or in equity.

        20.     Authorized Representative.  Owner agrees that except in an
                -------------------------
emergency or to enforce safety requirements, it shall not issue or give any instructions, orders or directions to any

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

employee or worker of the Contractor other than persons Contractor has designated as the persons at the Project Site having supervisory responsibility for the Contractor's work.

     21.   Substitutions.  Any approved substitutions or alteration of the
           -------------
requirements the Contract Documents are noted below (check one):

     __X__ No substitutions or alterations   ___Substitutions or alternations as
           without Owner's prior written     described in Exhibit ___ to this
           approval.                         Agreement, incorporated herein by
                                             this reference.

     22.   Independent Contractor.  The Contractor shall at all times be an
           ----------------------
independent contractor, rather than a co-venturer, partner or employee of Owner. Owner shall not make any payments or incur liability or expenses for any workers compensation or unemployment compensation relating to the Contractor or employees of the Contractor. The Contractor agrees that social security, income taxes, premium for workers compensation and payments for unemployment compensation taxes which may become due as a result of the payments for services to the Contractor under this agreement shall be the sole responsibility of the Contractor.

     23.   Order of Priority.  In the event of any conflict between the printed
           -----------------
provisions of this Construction Contract Agreement and the attached Exhibits, the provisions of the Exhibits shall control.

     24.   Insurance.
           ---------

           (a) Builder's Risk Insurance. Owner has purchased and shall maintain
               ------------------------
           "all-risk" builder's risk insurance covering the Project naming Taylor Ball as general contractor, in an amount not less than $17,000,000, and with a deductible amount not to exceed $10,000. The risk associated with such deductible shall be borne entirely by Owner. Such insurance shall be provided on a non-reporting, completed value basis. A certificate of insurance showing such coverage to be in force shall be furnished to Contractor prior to commencement of construction.

           (b) Liability Coverage.  Contractor shall maintain liability coverage
               ------------------
           in accordance with Exhibit B-General Provisions.

           (c) Waiver of Subrogation. Owner and Contractor waive all rights
               ---------------------
           against each other, and against their respective agents, employees and subcontractors, for damages caused by perils covered by the insurance to be maintained pursuant to this paragraph except such rights as they may have to the proceeds of such insurance. If the policy of insurance to be provided pursuant to this paragraph requires an endorsement for continued coverage where there is a waiver of subrogation, the party providing such insurance shall cause such policy to be so endorsed.

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

           (d) Notice of Cancellation. All insurance policies provided by either
               ----------------------
           party to this Contract shall contain a provision requiring the insurer to give a minimum of 30 days advance written notice to the other party of cancellation or modification of the terms of the policy.

     24.   Entire Agreement. This Contract represents the entire and integrated
           ----------------
agreement between Owner and Contractor pertaining to the Work, and supersedes all prior negotiations, representations or agreements, whether written or oral. This Contract may be amended only on a written instrument signed by both Owner and Contractor.

     25.   Incorporation of Exhibits. The Contract Documents include, but are
           -------------------------
not limited to, the following Exhibits (attached hereto or enclosed herewith) which are made a part of the Contract Documents:

           Exhibit A:  Statement of Work
           Exhibit B:  General Provisions
           Exhibit C:  Master Project Schedule
           Exhibit D:  Additional Terms and Conditions



Taylor Ball, Inc.                               Taylor Ball L.C., Cedar Rapids
Federal Tax #42-1247654                         Federal Tax #42-1449107


By: /s/ Steven G. Lang                          By: /s/ Steven G. Lang
   ----------------------------------              -----------------------------
   Steven G. Lang, Vice President                  Steven G. Lang, President




McLeodUSA Incorporated
Federal Tax #42-1407240

/s/ Blake O. Fisher, Jr.
----------------------------
Blake O. Fisher, Jr., CFO

The exhibits and schedules to this Design/Build Construction Contract, which are listed in the table of contents, are not included with this Registration Statement on Form S-4. The Company will provide these exhibits and schedules upon the request of the Securities and Exchange Commission.

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